Introduction and Safe Harbor Language
-------------------------------------

Good morning. And welcome to our second quarter conference call.

With me this morning are Bruce Turner, our President and Chief Executive Officer, and Jaymin Patel, our Chief Financial Officer.

In conjunction with today's call, a slide presentation highlighting our quarterly and year-to-date results will be broadcast over the web. You can find the call, and the presentation, under "Conference Calls and Calendar" in the "Investors" section of our website at www.gtech.com.

You will also find supplemental financial data, consisting of non-GAAP reconciliations, specifically, our calculation of Return on Capital Employed, in the same section. All of this material will be archived. And, for your convenience, the slide presentation will also be available in a PDF format that you can download if you like.

Before we begin today's call, I would like to inform you that comments on this call may contain forward-looking statements including, without limitation, statements relating to the future operations and financial performance of the Company and the Company's future strategies. Such forward-looking statements reflect management's assessment based on information currently available, but are not guarantees and are subject to risks and uncertainties which would cause the results to differ materially from those contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, those set forth here and in the Company's filings with the SEC, including our fiscal 2003 10K and subsequent filings.

Now I would like to turn the call over to our host, Bruce Turner.

                                      GTECH
                      Bruce Turner Q2 FY04 Conference Call
                            Final- 12 September 2003


Thanks for joining us, everybody ... and welcome to our second-quarter call. In a few moments, Jaymin will provide an in-depth look at our second quarter and year to date results. But first, I would like to share my thoughts on GTECH's recent performance, our strategic progress, and the status of our recent acquisitions.

First - as you have already seen - GTECH enjoyed another strong quarter. Global same-store sales grew by a healthy seven percent and we experienced solid jackpot activity. In addition, we continued to deliver service margins in excess of 40% with a record of 44.2% in the most recent quarter and we generated earnings per share of $0.74, which is significantly higher than our expectations. This of course includes the dilutive impact of our convertible bonds of approximately $0.07 per share.

While jackpot activity is random and unpredictable over short time periods, the underlying business has never been stronger. The driving force in our growth continues to be the need among jurisdictions to close budget gaps caused by lower tax revenues. And recent events give us confidence that we will continue to benefit from the economic climate.

For example, in June, we won a three-year contract extension from the Michigan Lottery.

In an effort to increase revenues, Michigan is exercising an option in the contract that calls for us to provide equipment and services for Club Keno at up to 3,000 Lottery-designated locations throughout the state. The additional revenue from Keno will go a long way towards helping Michigan maintain adequate funding levels for public education. And the 3-year extension combined with keno will generate approximately $145 million in revenue to GTECH.

Keno, a monitor-based game played every 4 to 5 minutes, is currently offered in 13 states; 11 of which are GTECH customers.

As with the recent Keno launch in Missouri, the roll-out in Washington DC, and the approval in Michigan, a number of other domestic jurisdictions continue to take a close look at keno as a source of additional revenue...we will continue to work with lottery and other public officials in those jurisdictions and will provide further details at the appropriate time.

In August, Texas announced their decision to join the multistate game Mega Millions. This game is expected to launch in the fourth quarter of this fiscal year and public forecasts suggest it will generate between $150 million and $180 million of incremental sales to the state of Texas in its first year.

Texas will become the 36th US jurisdiction to offer a multistate game. Of the 3 remaining domestic lotteries, 2 are, or will soon be, GTECH customers ... California and Florida.

Our tracking indicates that there are at least seventeen states now expected to consider expanding their lottery offerings in the next legislative session, which begins in January. Possible expansions include keno, and VLT's.

We also had a number of significant contract wins in the second quarter.

In Wisconsin, after a rebid in which we received the highest technical scores...we were selected to supply the state with a new online and instant-ticket system and wireless network. Like many of our recent wins, the GTECH solution will be based on our Enterprise Series platform and will include Altura terminals.

But it's not just lotteries that are choosing Enterprise Series. Our open systems platform also forms the core of the new licensing system we are building for the Idaho Department of Fish and Game. Under the terms of a two-year contract extension we signed in July, we will be upgrading their current system to an Enterprise-Series-based solution featuring Web-enabled terminals and a new IP-based network.

And we ensured that our sixteen-year relationship with the New Zealand Lotteries Commission will continue for at least another five years as a result of the contract extension we signed with them this summer. This was also a big quarter for video lottery.

First, we gained a significant entry into the European video lottery marketplace by signing a video lottery central system contract with the lottery in Sweden. Besides ensuring the security and integrity of 7,000 VLTs in the network, our Enterprise Series-based solution will allow them to download new games directly from the central system to those terminals. We also signed a two-year contract to provide online lottery products and services to the Swedish Lottery.

Another GTECH online customer, Trinidad and Tobago, also turned to GTECH recently for its video lottery needs. For the next five years, we will be providing our customer there with a complete video lottery solution, including technology and integration services. We expect this contract to generate about $70 million dollars in revenue to GTECH with margins in excess of our corporate average.

As these wins suggest, video lottery is an opportunity we will continue to pursue vigorously, for several reasons. First, and most obviously, it is a logical extension of our existing business. Recent trends show more and more jurisdictions considering video lottery are choosing the model adopted by Delaware, Oregon, Rhode Island, New York, Alberta, Saskatchewan, Sweden, Norway, where video lottery terminals are regulated and operated by the lottery . . . a model that plays directly to our strengths.

Second, our industry-leading lottery solutions, combined with the benefits of incumbency, offer us an advantage, because we can very effectively leverage our existing lottery facilities and resources to serve video lottery needs.

Trinidad and Tobago is just the latest jurisdiction where we have successfully leveraged our position as the incumbent on-line central system provider to win new video lottery business. Today, GTECH enjoys four video lottery central systems contracts with North American customers, all of which are on-line lottery customers.

Customers like the idea of having a single point of contact for all their lottery needs.

Third and equally important, we are pursuing video lottery because it is a growing vertical within the overall lottery market. External sources have estimated North American electronic gaming sales to be approximately $7B in calendar year 2003. We expect this to grow to $9B by calendar year 2006, representing a compounded annual growth rate of approximately 9%, which is faster than online and instant lottery sales are growing.

Kentucky,     Minnesota    and    Pennsylvania    are    actively    considering
government-sponsored video gaming. There are also several international video lottery opportunities, including Norway and the Caribbean.

More new business came after the close of the second quarter. Last week, after a public, competitive bid process, the Florida Lottery selected us to supply a new online lottery system. We expect this six-year contract to begin in early 2005, and it includes two two-year extension options.

When completed, this will be one of the most technologically advanced lottery systems in the world - for one of the most progressive and prestigious lotteries in the world. In fact, Florida is now the fourth consecutive jurisdiction to validate the strength of our technology offerings, by giving us the highest technical score of all bidders.

Besides our Enterprise Series platform, our Florida solution will include about 12,000 Altura terminals and 2,000 "Lottery Inside" point-of-sale licenses. For those of you who aren't familiar with "Lottery Inside," this technology allows us to embed lottery functionality within the retailer's existing POS equipment. Florida is the first major U.S. jurisdiction to accept this state-of-the-art player and retailer convenience solution. "Lottery Inside" will also enable us to expand the Florida distribution network by approximately 16%, with significant incremental economic benefit to both GTECH and the state of Florida.

But Enterprise Series provides more than just new and advanced capabilities. It also enables us to deliver a high value solution and provide more profitable returns to GTECH as well as our customers. Because of our economies of scale and Enterprise Series operating efficiencies, we can deliver optimal total solution value, with improved delivery, attractive margins and positive value creation.

Based on our sales growth expectations, we believe that revenues from this contract will be in the range of $23 to $25 million dollars in our first full year of operations, fiscal year 2006. While margins will approach the corporate average initially, we expect profitably to increase as we implement new games and solutions and drive sales.

We will be negotiating the final contract over the coming months ... and we will provide you with more specific guidance as soon as that process has been completed.

[PAUSE]

The end of our second quarter marks the conclusion of a four and a half year period during which almost 60 percent of GTECH's service revenue contracts were up for rebid. These contracts were worth - on average -- approximately $500 million dollars per year to GTECH ... and we won the lion's share of them. We also won a number of extensions and new contracts. All told, we have secured more than $800 million of annual service revenues over the past four and a half years, representing more than 85% of our current annual service revenues. In addition, more than 85% of FY'05 service revenues are under contract today.

Including extensions, the weighted average length of contracts in our current portfolio of business is more than 6 years, providing substantial revenue, earnings and cash flow visibility into the future.

The key to our success in most cases was Enterprise Series. By successfully re-engineering our technology platform, we have been able to offer customers a richer ... more robust ... and adaptable solution ... at a very competitive price. But Enterprise Series is about value, not cost.

Over the past six quarters we have invested more than $70million dollars in research and development...more than 50% has been specifically dedicated to Enterprise Series...and the benefits of that investment continue to multiply daily.

By switching to an open systems/Java-based, modular platform, we have substantially expanded the distribution channels for lotteries. Now, instead of requiring players and retailers to use proprietary terminals ... our customers can bring the lottery directly to players on the devices they already use, including existing POS equipment ... mobile phones ... and PDAs. Enterprise Series also allows us to make lottery play more convenient through self-service terminals and stand-alone kiosks.

And as I have already pointed out ... Enterprise Series allows us to expand the applications we offer and support well beyond the basic lottery, adding new functionality quickly and easily.

As a result of the continued strength in service revenues, the benefits of our operating efficiency programs and our R&D investment, we have not only won new business ... we have also increased operating income margins to 27 percent and return on capital employed is now an industry-leading 24.1%. This return level is well in excess of our weighted average cost of capital.

Please refer to the supplemental financial data provided on our website for our calculation of Return on Capital Employed. As Mary indicated, this can be accessed under "Conference Calls and Calendar" in the "Investors" section of www.gtech.com.

We're very pleased with this performance ... and we are committed to investing five-to-six cents out of every revenue dollar to R&D. This will enable us to maintain our industry leadership ... to add new capabilities to serve our customers better ... and to help them stimulate new sales.

[PAUSE]

As we have discussed in the past, acquisitions are another key component of our growth strategy. I would like to take a few moments to provide an update on the status of the two acquisitions announced earlier this year.

We completed our acquisition of Polcard in May and the integration is proceeding as planned. As part of the integration process, we have reviewed PolCard's revenue recognition practices and Jaymin will update you on our findings.

Meanwhile, our Interlott acquisition is approaching completion. They are holding a special shareholders meeting on Wednesday, September 17th to vote on this transaction, and we expect to close on the deal the following day.

We are delighted with Interlott's performance since we announced our intentions to acquire that company. Recently they reported their second-quarter numbers and the results were very strong. Quarterly revenues were up $12 million dollars, or 21 percent ... with an equally significant increase in earnings per share.

They have also won several key bids recently, including Arizona, Maine, Maryland, and Massachusetts. The Maine and Maryland contracts are especially significant, because GTECH currently has no presence in either state.

Their recent performance reaffirms our belief that this is a great strategic acquisition for GTECH. We look forward to seeing Interlott bring other new customers to GTECH in the near future.

Due to the new closing date, driven by a longer than expected regulatory process, we have altered our outlook for Interlott's revenue contributions in the current fiscal year.

Jaymin will discuss our financial outlook in more detail in a few minutes.

Before I turn the call over to him, I am pleased to announce that we are once again increasing our earnings guidance for the fiscal year, based on our strong performance in the second quarter, continuing strength in same-store sales, and favorable foreign exchange trends. Based on our current outlook, we now expect to earn between $2.65 and $2.75 per share, on a fully diluted basis. This compares to earlier guidance of $2.55 to $2.65 per share.

This guidance excludes the impact of a one-time, non-cash gain of approximately $5 million, or five cents per diluted share, that we will record in the third quarter. This gain is related to the consolidation of the partnership that owns our West Greenwich facility, which Jaymin will talk about in more detail. Including the impact of this cumulative effect of accounting change, we expect to report earnings per share in the range of $2.70 to $2.80 per share.

And now I would like to turn the call over to our CFO, Jaymin Patel.
Jaymin?

                                      GTECH
                                FY'04 Q2 Earnings
                             Conference Call Script
                              Final- Sept. 12, 2003


Jaymin: Thank you Bruce.  Good morning, everyone.

I would like to start by reviewing GTECH's second-quarter performance. We are delighted with the continued improvement in the underlying performance of the business ... particularly with the substantial increase in service revenues and we are pleased to once again report earnings that exceed our expectations.

Service revenues increased more than twenty six million dollars ($26M) or approximately thirteen percent (13%) in the second quarter, driven by a number of factors.

A closer review of the underlying dynamics of the domestic and international lottery business will help to illustrate the key drivers of improvement in our service revenues.

In the U.S., same store sales increased approximately five percent (5%), with the majority of our domestic jurisdictions enjoying improved sales.

This increase in same store sales continues to be driven by the introduction of new games, modifications to existing games, such as matrix changes and more frequent drawings, expanded distribution channels and the marketing efforts of our customers.

We also benefited from the launch of new service contracts and several large Powerball jackpots, one totaling two hundred and sixty million dollars ($260M) and one totaling hundred and fifteen million dollars ($115M).

All told, domestic service revenues increased eight percent (8%) to one hundred and thirty million dollars ($130M) during the second quarter of last year.

We also enjoyed a significant increase in second quarter international same store lottery sales, which grew by more than eleven percent (11%) on a constant currency basis. This increase reflects both the addition of new games and the more rapid growth rates typical of newer lottery jurisdictions.

Factoring in contractual rate changes and the impact of favorable foreign exchange rates, our international lottery service revenues increased more than thirteen percent (13%), to approximately eighty-eight million dollars ($88M).

I would like to note that this is the first time in more than four years (4 years) that we have experienced a positive contribution from period-to-period changes in foreign exchange. This was driven by the recent weakening of the US dollar against most major currencies, particularly the Brazilian Real, the British Pound, the Czech Koruna and the South African Rand.

In addition, we recorded approximately twenty million dollars ($20M) of service revenue from commercial transaction processing, up from thirteen million dollars ($13M) in the same period last year. This increase was driven by the acquisition of PolCard, which contributed seven million dollars in the quarter. We also saw a strong increase in transaction volumes in Brazil, Chile, Jamaica and the Czech Republic, which served to offset the rate reduction in Brazil.

Whilst we are still in the early stages of integrating PolCard, we are pleased that their performance met our expectations in the quarter.

Product sales in the second quarter were thirty-nine million dollars ($39M), slightly less than anticipated due to the timing of the Interlott transaction. This thirty-nine million dollars ($39M) includes the sale of our new interactive, web-based solution, ES Interactive, to Camelot in the UK.

Gross profits increased by approximately twenty-six million dollars ($26M) or twenty-nine percent (29%) quarter-over-quarter.

Service gross profits increased approximately twenty-one million dollars ($21M) quarter-over-quarter.

Lower depreciation combined with the increase in service revenues and the continued benefits of the on-going efficiencies program drove service margins to an all-time high of forty-four point two percent (44.2%) representing margin expansion of approximately four hundred and twenty basis points (420 bps) over the second quarter of last year.

This was slightly higher than our first quarter margins of forty three point three percent (43.3%) and higher than our guidance due to the jackpot activity and the recognition of PolCard revenues on a net basis, a decision I will discuss in more detail in just a few moments.

Product margins were in line with guidance, at twenty-six point six percent (26.6%).

Operating expenses for the quarter were approximately forty-one million dollars ($41M), or fifteen percent (15 %) of total revenue. The four million dollar ($4M) increase in SG&A was driven primarily by business development activities in Poland and Mexico, increased marketing expenses primarily associated with trade shows and conferences, and the consolidation of PolCard.

Our investment in research and development increased approximately seven million dollars ($7M). This level of investment reflects our continuing efforts to accelerate the development and deployment of industry-leading solutions into the marketplace and to execute against our commercial services strategy.

As Bruce indicated, we are starting to see significant payback from the increased investments in research and development. In the last four contract wins, we received the highest technical scores, ensuring our success in those jurisdictions.

The combined effect of higher revenues and gross margin expansion resulted in operating income growth of approximately fifteen million dollars ($15M) or twenty-five percent (25%).

The substantial growth in operating income, coupled with slightly higher other income and a lower effective tax rate, drove our net income up ten million dollars ($10M) or twenty-seven percent (27%).

And diluted earnings per share increased approximately twelve percent (12%), based upon a higher share count of sixty-five point nine million shares (65.9M). This increase in weighted average shares outstanding was driven primarily by the impact of our convertible bonds, which were convertible into equity throughout the entire second quarter. This impacted earnings per share by approximately seven cents ($0.07) in the quarter.

During the quarter, we generated approximately one hundred and eight million dollars ($108M) in cash flows from operations, which is comparable to the second quarter of last year.

This, combined with cash on hand, financed approximately one hundred and forty-five million dollars ($145M) of investments in new contract assets and the acquisition of PolCard.

Also in the quarter, we made our first dividend payment in the amount of seventeen cents per share ($0.17), for a total of approximately ten million dollars ($10M).

Now, let's turn to GTECH's performance on a year to date basis.

Service revenues for the six months ended August 23rd were up twenty-six million dollars ($26M) or six percent (6%) over the same period of fiscal year 2003, primarily due to strong increases in same store sales around the world.

On a constant currency basis, service revenues increased approximately thirty million dollars ($30M) or seven percent (7%) year-over-year.

Product sales were higher in the first six months of this year, primarily due to timing.

Year-to-date, we recorded two hundred fifty-eight million dollars ($258M) in revenue from our US lottery group --- two hundred and twenty six million dollars ($226M) from the international lottery group --- and thirty-two million dollars in commercial services ($32M).

In the first six months of the fiscal year, we generated approximately one hundred and seventy-one million dollars ($171M) in cash from operations. This was twenty-nine million dollars ($29M) less than the first six months of last year, due to lower advance payments from customers.

In the six months ended August, we invested two hundred and five million dollars ($205M), primarily in new contract assets and the acquisition of PolCard.

Return on capital employed increased from twenty one point three percent (21.3%) to twenty four point one percent (24.1%) year-over-year, as we continue to drive value from our asset base and invest capital in new value-creating projects.

Again, our calculation of Return on Capital Employed is provided in the Supplemental Financial Data File posted on our website. Please click on "Conference Calls & Calendar" in the "Investors" section of www.gtech.com.

Those are the key financial highlights of our second quarter and year-to-date. Now I would like to turn our attention to the outlook for the remainder of fiscal year 2004.

As Bruce mentioned, based upon the strength of our second quarter performance, we are now confident in our ability to deliver better-than-anticipated results for this fiscal year.

Based on our current outlook, we expect service revenues to grow seven to eight percent (7% - 8%) year over year. This growth level reflects the following key assumptions:

     1. Same store sales growth of five to six percent (5% - 6%), which is consistent with previous guidance,

     2.   The net effect of contract wins and contractual rate changes,

     3. An average exchange rate of three point one Brazilian real (BRL 3.1) to the US dollar, compared to three point three real (BRL3.3) in our previous outlook, and

     4.   The impact of our recently announced acquisitions.

This differs slightly from our original guidance, reflecting a more conservative methodology for the recognition of PolCard revenues and the timing of the Interlott acquisition.

Since completing the acquisition of PolCard, we have reviewed its revenue recognition practices and compared them against trends and accounting practices in the transaction acquiring industry as well as US GAAP.

Historically, Polcard has accounted for revenues on a gross basis, deducting interchange fees paid to banks and fees paid to payment card networks as a cost of service. However, leaders in the U.S. transaction acquiring industry generally record revenues net of interchange and network fees. This has led us to conclude that the appropriate accounting method for PolCard is to record revenue on a net basis. We have chosen to apply this method to PolCard revenues from the first quarter of ownership.

Whilst this slightly alters our fiscal 2004 outlook for both revenues and service margins, it has no impact on our net income and earnings per share expectations for this business. ... nor does it change our goal of achieving approximately 25 percent of revenues from commercial services by the end of fiscal year 2007.

Our outlook now includes approximately $18 to $20 million dollars from PolCard in fiscal 2004 adjusted for net revenue recognition.

We expect product sales in the range of one hundred and twenty million to one hundred and thirty million dollars ($120M to $130M).

We now expect service margins in the range of forty-one to forty-three percent (41% to 43%) and product margins in the range of thirty-two to thirty-four percent (32% to 34%).

We expect operating expenses to be in the range of one hundred and sixty-five to one hundred and seventy million dollars ($165M - $170M), reflecting the impact of the acquisitions and increased investments in commercial services and research and development.

Based upon this outlook, we now believe that diluted earnings per share will be in the range of two dollars and sixty-five cents to two dollars and seventy-five cents ($2.65 to $2.75) for fiscal year 2004. This guidance is ten cents per share higher than the range of guidance we gave in June.

As Bruce indicated, in compliance with FASB Interpretation Number 46, or FIN 46, we plan to consolidate the partnership that owns our corporate headquarters in West Greenwich, RI in the third quarter of this year.

The consolidation of the partnership will increase balance sheet assets and liabilities in the range of twenty-seven to thirty million dollars ($27M - $30M). This will also result in a one-time, non-cash, pre-tax gain in the range of four to five million dollars ($4M - $5M) in other income in the third quarter of this year, which is not included in the guidance I have just provided.

Including this gain, we expect to report earnings per share in the range of two dollars and seventy to two dollars and eighty cents ($2.70 - $2.80) for the full year.

We do not believe this consolidation is material to the overall financial statements.

Furthermore, given that we have always recognized the full economic impact of this partnership through our income statement, the consolidation will have no impact on future operations and earnings expectations.

Our guidance for fiscal 2004 earnings are based on a diluted share estimate of sixty-five million (65M) shares, compared to fifty-eight point four million (58.4M) shares in fiscal 2003, reflecting the impact of the convertible bonds, which became convertible on May first of this year.

We expect net cash invested to be in the range of three hundred and seventy to three hundred and eighty million dollars ($370M - $380M) for the year. We expect to invest two hundred and seventy to two hundred and eighty million dollars ($270M - $280M) in new contract assets and growth opportunities within the existing business and the balance in the two previously announced acquisitions. With respect to our recent win in Florida, we plan to invest capital for the new system next year, in our fiscal year 2005.

Cash from operations and existing cash balances will fund this investing activity.

Now let's look at the outlook for our third quarter, which ends November 22nd. We expect service revenues to increase eight to ten percent (8% - 10%) quarter over quarter. This guidance assumes a full quarter of revenues from PolCard and approximately two months of revenues from Interlott.

We expect product sales to be in the range of forty to forty-five million dollars ($40M - $45M). We expect service margins in the range of forty to forty-two percent (40% - 42%) and we expect product margins in the range of thirty six to thirty eight percent (36% to 38%). This is somewhat higher than recent averages, reflecting a number of small equipment sales expected in the quarter.

Based on this outlook, we expect earnings per share to be in the range of fifty-five to sixty cents ($0.55 to $0.60) per share on a fully diluted basis, after considering the dilutive impact of our convertible debentures of approximately six cents ($0.06). This compares to the fifty-seven cents ($0.57) per share we reported in the third quarter of fiscal year 2003.

Including the impact of the one-time gain I just mentioned, we expect to report earnings per share in the range of sixty to sixty-five cents in the quarter.

To summarize ... we continue to be encouraged by the positive trends we are seeing in the business. The strength of our core business, combined with the exciting opportunities that PolCard and Interlott offer - - - give us confidence that we can continue to increase profitability and generate strong returns for our shareholders.

Thank you for your attention. Now Bruce and I would be happy to answer any questions that you may have.